Bontan Corporation Inc.

47 Avenue Road, Suite 200

Toronto, Ontario, M5R 2G3, Canada

Via EDGAR

May 11, 2005

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549-0405

Re:

Bontan Corporation Inc.(the “Company”)

Form F-3 filed on March 23, 2005 – SEC File No. 333-123533

Form 20-F for the year ended March 31, 2004 – SEC File No. 0-30314

Ladies and Gentlemen:

On this date, the Company has filed a response to the Staff’s April 22, 2005 comment letter regarding our above-referenced filings.  In connection therewith, the Company, through the undersigned officer, hereby acknowledges the following:

1.

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely

BONTAN CORPORATION INC.

By:

 /s/ Kam Shah___________________

Kam Shah

Chief Executive Officer